Exhibit 3.6
State of Delaware
Secretary of State
Division of Corporations
Delivered 05:12 PM 03/27/2006
FILED 04:54 PM 03/27/2006
SRV 060289067 — 4132529 FILE

CERTIFICATE OF FORMATION
OF
CASCADES BOXBOARD GROUP — CONNECTICUT LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and acts amendatory thereof and supplemental thereof, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
     FIRST. The name of limited liability company (hereinafter called the “limited liability company”) is: Cascades Boxboard Group — Connecticut LLC.
     SECOND. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904 in the County of Kent.
     THIRD. This Certificate will be effective on March 27, 2006.
Executed this 27th day of March, 2006.

/s/ Sandy K. Feldman
Sandy K. Feldman
Authorized Person